Exhibit 10.23

CYCURION, INC.

Corporate Governance Guidelines

Introduction

These Corporate Governance Guidelines (the “Guidelines”) are designed to assist the Board of Directors (the “Board”) of CYCURION, INC. (the “Company”) in the exercise of its responsibilities, promote the effective functioning of the Board and its committees and to ensure that the Company operates in a manner that is consistent with the highest standards of corporate governance. Together with the charters of the Board’s committees, these Guidelines provide the framework for the Company’s corporate governance.

Purpose and Responsibilities of the Board

The Board’s primary responsibility is to oversee the Company’s management, its business and to act in the best interests of the stockholders. The day-to-day affairs of the Company are managed by officers of the Company. Employees of certain subsidiaries of the Company also serve as Company officers or provide assistance to the Company and its subsidiaries pursuant to various agreements.

Both the Board and management recognize the importance of ensuring that the Company conducts its business sustainably and in full compliance with all applicable regulations and responsibly addresses the concerns of the stockholders, and interested parties such as employees, customers, government agencies and the public.

The Board has the authority to make decisions on behalf of the Company, including:

•	Reviewing and approving the Company’s strategic plans and major corporate actions;

•	reviewing, approving and monitoring fundamental financial and business strategies, performance and integrity;

•	Ensuring compliance with legal and regulatory requirements;

•	Protecting the Company’s assets and reputation;

•	Reviewing and approving U.S Securities and Exchange Commission (“SEC”) filings of the Company;

•	Reviewing and addressing specific material matters that the Board believes may involve conflicts of interest;

•	Evaluating and overseeing compliance with the Company’s corporate governance policies and practices;

•	Evaluating and overseeing the Company’s social responsibilities and ensuring its commitment to sustainability.

Board Composition

A majority of the Board members shall be independent directors as defined by the Nasdaq Stock Market LLC (“Nasdaq”) rules and other applicable regulations. Directors who do not meet the independence standards also make valuable contributions to the Board and the Company by reason of their abilities and experience.

The Board shall strive to maintain a diverse composition that reflects a variety of perspectives, experiences, and backgrounds.

Size and Structure of the Board

The Board, in consultation with the Nominating and Governance Committee, shall propose for each annual stockholder meeting nominees for election to the Board. The Company’s directors are elected at the annual meeting of stockholders to serve until the next annual meeting.

Committees

The Board shall establish the following committees, each with a written charter:

•	Audit Committee: Responsible for overseeing financial reporting, internal controls, and the independent auditor.

•	Compensation Committee: Responsible for setting compensation for executives and overseeing the Company’s compensation policies.

•	Nominating and Governance Committee: Responsible for identifying and recommending candidates for Board membership and overseeing corporate governance practices.

Meetings

The Board shall hold at least four regularly scheduled meetings a year. At least one (1) scheduled meeting shall be in-person at the Company’s principal executive offices or at any other appropriate place and time convenient for the directors to attend. The rest of the meetings can be held by means of remote communication to the extent permitted by applicable law, or in any other manner in which the Board is permitted to meet under law or the Amended and Restated Bylaws of the Company. At these meetings, the Board shall review and discusses, among other things:

•	management reports on the Company’s performance and its performance on its sustainability and diversity efforts;

•	the Company’s plans, objectives and prospects;

•	immediate issues facing the Company; and

•	any other items the Board deems appropriate.

The Board may also call special meetings to act on important matters as needed.

The Board is responsible for its agenda. Prior to each Board or committee meeting, the Chair of the Board or committee Chair, in consultation with management, other directors or appropriate advisors, shall discuss specific agenda items for the meeting. The Chair of the Board or committee Chair determines the nature and extent of information that will be provided regularly to the directors before each scheduled Board or committee meeting.

Directors are expected to review in advance all meeting materials and to attend all scheduled Board meetings. Directors are encouraged to suggest agenda items or additional pre-meeting materials to the Chair of the Board or appropriate committee Chair. The Board shall maintain minutes of its meetings and records relating to those meetings and the Board’s activities.

Evaluation and Succession Planning

The Board shall conduct an annual self-evaluation to assess its performance and effectiveness.

The Nominating and Governance Committee shall periodically review the composition and skills of the Board and recommend changes as necessary.

The Board shall ensure that there is a succession plan in place for the Chief Executive Officer and other key executives.

Board and Committee Self-Evaluations

The Board and each of the committees shall perform annual self-evaluations, as indicated in the Board committee charters. As part of these evaluations, the directors shall provide their assessments of the effectiveness of the Board and any committees on which they serve.